Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 21, 2003 with respect to the financial statements of IDS Life Variable Account 10 - American Express Retirement Advisor Advantage(R) Variable Annuity/American Express Retirement Advisor Select(R) Variable Annuity comprised of segregated asset subaccounts included therein in Post-Effective Amendment No. 14 to the Registration Statement (Form N-4, No. 333-79311) for the registration of the American Express Retirement Advisor Advantage(R) Variable Annuity/American Express Retirement Advisor Select(R) Variable Annuity offered by IDS Life Insurance Company.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2003